Free Writing Prospectus

Filed Pursuant to Rule 433

Filed April 4, 2018

Registration Statement Nos. 333-220233

and 333-220233-02

Free Writing Prospectus dated April 4, 2018

GM Financial Consumer Automobile Receivables Trust 2018-2

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Ratings, Inc. or Fitch, and S&P Global Ratings, or S&P, in order to be issued.

	Fitch	S&P
Class A-1 Notes	F1+sf	A-1+ (sf)
Class A-2-A Notes	AAAsf	AAA (sf)
Class A-2-B Notes	AAAsf	AAA (sf)
Class A-3 Notes	AAAsf	AAA (sf)
Class A-4 Notes	AAAsf	AAA (sf)
Class B Notes	AAsf	AA (sf)
Class C Notes	Asf	A (sf)

Joint Bookrunners

Credit Agricole Securities		Deutsche Bank Securities	Lloyds Securities	Scotiabank

Co-Managers for the Class A Notes
BofA Merrill Lynch	BMO Capital Markets	Mizuho Securities	RBC Capital Markets	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.